Exhibit 3(d)

Delaware
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "PETRUS RESOURCES CORPORATION", CHANGING ITS NAME FROM "PETRUS RESOURCES CORPORATION" TO "WATERS CLUB HOLDINGS, INC.", FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF NOVEMBER, A.D. 2016, AT 5:44 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Exhibit 3(d) -- Page 1

Stale of Delaware
Secretary of State
Dh-ision of Corporations
Delivered 05:44 PM 11/23/2016
FILED 05:44 PM 11/23/2016
SR 20166779936 • File Number 4947611

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PETRUS RESOURCES CORPORATION

Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, the undersigned, being the Chief Executive Officer of Petrus Resources Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation") and incorporated on March 2, 2011, does hereby certify that the following resolutions were adopted by the Corporation's Board of Directors and its stockholders as hereinafter described:
RESOLVED, that the Certificate of Incorporation of this Corporation is hereby amended and restated in its entirety with the following.
FIRST:  The name of the corporation (hereinafter called the "Corporation") is Waters Club Holdings, Inc.
SECOND:  The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808.  The registered agent in charge thereof is Corporation Service Company.
THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law").
FOURTH:  The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock.  The total number of shares which the Corporation is authorized to issue is three hundred and fifty million shares (350,000,000) shares,  three hundred million (300,000,000) shares of which shall be Common Stock, $0.0001 par value per share (the "Common Stock"), and fifty million (50,000,000) shares of which shall be Preferred Stock, $0.0001 par value per share (the "Preferred Stock"). The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is expressly authorized, within the limitations stated in this Certificate of Incorporation, at any time and from time to time and to the full extent permitted by the Delaware General Corporation Law, to provide for the issuance of shares of Preferred Stock in one or more series and to fix the number of shares and to determine for each such series, such voting powers, full or limited or no voting powers, and such designations, preferences and rights, and such qualifications, limitations or restrictions, as shall be set forth in resolutions of the Board providing for the issuance thereof.  No shares of any class or series of preferred stock have been issued as of the date of this filing.

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FIFTH:  Series A Convertible Preferred Stock:
1.
Designation and Number of Shares.  There shall be a series of Preferred Stock that shall be designated as "Series A Convertible Preferred Stock," and the number of shares constituting such series shall be twenty million (20,000,000) shares. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Convertible Preferred Stock ("Series A Stock") to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.  The stated value shall be $0.0001 per share ("Stated Value").

2.
Ranking.  The Series A Stock shall rank prior to all classes of the Corporation's Common Stock and any class or series of capital stock of the Corporation hereafter created (the "Junior Securities"), in each case as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

3.
Liquidation.  Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary ("Liquidation"), the holders of record of the shares of the Series A Stock shall be entitled to receive assets and funds prior to all classes of the Junior Securities. The amount of the preference shall be equal to the aggregate Stated Value of the Series A Stock outstanding. If, upon such Liquidation, the assets of the Corporation available for distribution to the holders of Series A Stock shall be insufficient to permit payment in full to the holders of the Series A Stock, then the entire assets and funds of the Corporation legally available for distribution to such holders then outstanding shall be distributed ratably among the holders of the Series A Stock based upon the proportion the total amount distributable on each share upon Liquidation bears to the aggregate amount required to be distributed, but for the provisions of this sentence, on all shares of the Series A Stock.

4.	Dividends. Holders of the Series A Stock shall not be entitled to the payment of a dividend.
5.	Conversion Rights.
(a)	Voluntary Conversion. Each holder of record of shares of Series A Stock may convert all or part of the Series A Stock into shares of Common Stock on a share for share basis.
(b)	Automatic Conversion. There shall be no automatic conversion.
(c)
Conversion Formula.  Each holder of record of shares of the Series A Stock shall have the right to convert all or part of such holder's shares of Series A Stock such that each share of Series A Stock shall convert into one fully paid and non-assessable share of Common Stock. All Common Stock, which may be issued upon conversion of the Series A Stock, will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.

Exhibit 3(d) -- Page 3

(d)
Mechanics of Voluntary Conversion.  Before any holder of Series A Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, within five business days, issue and deliver at such office to such holder of Series A Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made, and such date is referred to herein as the "Voluntary Conversion Date."

6.
Anti-Dilution Provisions.  During the period in which any shares of Series A Stock remain outstanding, the Conversion Formula in effect at any time and the number and kind of securities issuable upon the conversion of the Series A Stock shall be subject to adjustment from time to time following the date of the original issuance of the Series A Stock upon the happening of certain events as follows:

(a)
Consolidation, Merger or Sale.  If any consolidation or merger of the Corporation with an unaffiliated third-party, or the sale, transfer or lease of all or substantially all of its assets to an unaffiliated third-party shall be effected in such a way that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for their shares of Common Stock, then provision shall be made, in accordance with this Section 6(a), whereby each holder of shares of Series A Stock shall thereafter have the right to receive such securities or assets as would have been issued or payable with respect to or in exchange for the shares of Common Stock into which the shares of Series A Stock held by such holder were convertible immediately prior to the closing of such merger, sale, transfer or lease, as applicable. The Corporation will not effect any such consolidation, merger, sale, transfer or lease unless prior to the consummation thereof the successor entity (if other than the Corporation) resulting from such consolidation or merger or the entity purchasing or leasing such assets shall assume by written instrument (i) the obligation to deliver to the holders of Series A Stock such securities or assets as, in accordance with the foregoing provisions, such holders may be entitled, and (ii) all other obligations of the Corporation hereunder. The provisions of this Section 6(a) shall similarly apply to successive mergers, sales, transfers or leases. Unless otherwise provided herein, holders shall not be required to convert Series A stock pursuant to this Section 6(a).

Exhibit 3(d) -- Page 4

(b)
Notice of Adjustment.  Whenever the Conversion Formula is adjusted as herein provided, the Corporation shall promptly but no later than 10 days after any request for such an adjustment by the holder, cause a notice setting forth the adjusted Conversion Formula issuable upon exercise of each share of Series A Stock, and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to the holders at their last addresses appearing in the share register of the Corporation, and shall cause a certified copy thereof to be mailed to its transfer agent, if any. The Corporation may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Corporation) to make any computation required by this Section 6, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

7.
Voting Rights.  Holders of Series A Stock shall be entitled to vote the shares of Series A Stock held by them together with the Corporation's shares of Common Stock with each share of Series A Stock having five votes per share.

8.	Redemption. There shall not be any mandatory or optional redemption.
9.
Reservation of Shares.  The Corporation shall at all times reserve and keep available and free of preemptive rights out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Stock pursuant to the terms hereof, such number of its shares of Common Stock (or other shares or other securities as may be required) as shall from time to time be sufficient to effect the conversion of all outstanding Series A Stock pursuant to the terms hereof. If at any time the number of authorized but unissued shares of Common Stock (or such other shares or other securities) shall not be sufficient to affect the conversion of all then outstanding Series A Stock, the Corporation shall promptly take such action as may be necessary to increase its authorized but unissued Common Stock (or other shares or other securities) to such number of shares as shall be sufficient for such purpose.

10.	Miscellaneous.
(a)
The shares of the Series A Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Resolution Designating Series A Stock and in the Amended Articles of Incorporation of the Corporation.

(b)	The holders of the Series A Stock shall be entitled to receive all communications sent by the Corporation to the holders of the Common Stock.
(c)
Holders of fifty-one percent (51%) of the outstanding shares of Series A Stock may, voting as a single class, elect to waive any provision of this Resolution Designating Series A Stock, and the affirmative vote of such percentage with respect to any proposed waiver of any of the provisions contained herein shall bind all holders of Series A Stock.

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SIXTH:  The Corporation is to have perpetual existence.
SEVENTH:  The power to adopt, alter, amend or repeal Bylaws shall be vested in the Board of Directors.
EIGHTH:  A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived any improper personal benefit.
NINTH:  To the fullest extent permitted by the Delaware General Corporation Law, the Corporation shall indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that such person: (i) is or was a director of the Corporation; (ii) is or was serving at the request of the Corporation as a director of another corporation, provided that such person is or was at the time a director of the Corporation; or (iii) is or was serving at the request of the Corporation as an officer of another Corporation, provided that such person is or was at the time a director of the corporation or a director of such other corporation, serving at the request of the Corporation.  Unless otherwise expressly prohibited by the Delaware General Corporation Law, and except as otherwise provided in the previous sentence, the Board of Directors of the Corporation shall have the sole and exclusive discretion, on such terms and conditions as it shall determine, to indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit, or proceeding by reason of the fact such person is or was an officer, employee or agent of the Corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  No person falling within the purview of this paragraph may apply for indemnification or advancement of expenses to any court of competent jurisdiction.
TENTH:  The Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

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ELEVENTH:  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's stockholders; (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation's certificate of incorporation or bylaws; or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article Eleventh shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Eleventh (including, without limitation, each portion of any sentence of this Article Eleventh containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
The foregoing resolutions and this Amended and Restated Certificate of Incorporation were adopted by the Board of Directors of the Corporation pursuant to a written consent of the directors of the Corporation dated October 28, 2016 in accordance with Section 141 of the Delaware General Corporation Law, and by the written consent of holders of a  majority of the outstanding shares of the Corporation's voting stock on October 28, 2016 in accordance with Section 228 of the Delaware General Corporation Law.
IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of this Corporation, has executed this Amended and Restated Certificate of Incorporation to the Corporation's Certificate of Incorporation, as amended and restated, as of November 14, 2016.

PETRUS RESOURCES CORPORATION

/s/ Andrew Deme
Andrew Deme, Chief Executive Officer

Exhibit 3(d) -- Page 7